American Funds Tax - Exempt Fund of New York

January 31, 2014

Because the electronic format for filing Form N-SAR does not provide adequate space for responding to Items 72DD1 and 72DD2, 73A1 and 73A2, 74U1 and74U2, and 74V1 and 74V2, complete answers are as follows:

Item 72DD1 and 72DD2
Total income dividends for which record date passed during the period

Share Class	Total Income Dividends (000’s omitted)
Class A	$1,509
Class B	$1
Class C	$81
Class F1	$18
Class F2	$237
Total	$1,846

Item 73 A1 and 73A2
Distributions per share for which record date passed during the period

Share Class	Dividends from Net Investment Income
Class A	$0.1576
Class B	$0.1171
Class C	$0.1126
Class F1	$0.1554
Class F2	$0.1605

Item 74U1 and 74U2
Number of shares outstanding

Share Class	Shares Outstanding (000’s omitted)
Class A	9,551
Class B	7
Class C	694
Class F1	104
Class F2	1,515
Total	11,871

Item 74V1 and 74V2
Net asset value per share (to nearest cent)

Share Class	Net Asset Value Per Share
Class A	$10.28
Class B	$10.28
Class C	$10.28
Class F1	$10.28
Class F2	$10.28